77C:

Matters Submitted for Shareholder Vote

The following are results from the shareholder vote taken on February 10, 2004. The vote was sought to approve the Plan of Reorganization between Oak Ridge Small and Large Cap Equity Funds and Pioneer Oak Ridge Small and Large Cap Growth Funds:

(1)	To vote on the Plan to approve an Agreement and Plan of Reorganization between Oak Ridge Small Cap Equity Fund and Pioneer Oak Ridge Small Cap Growth Fund (the "Pioneer Small Cap Fund"). Under this Agreement, as more fully described in the accompanying proxy statement and prospectus, your fund will transfer all of its assets to the Pioneer Small Cap Fund in exchange for Class A and C shares of Pioneer Small Cap Fund, a newly created fund with a substantially similar investment objective and policies as your fund:

	Number of Shares	% of Outstanding Shares	% of Shares Voted

Affirmative	558,171.498	66.076%	97.683%
Against	10,634.236	1.259%	1.861%
Abstain	2,603.000	0.308%	0.456%

TOTAL	571,408.734	67.643%	100.000%

(2)	To vote on the Plan to approve an Agreement and Plan of Reorganization between Oak Ridge Large Cap Equity Fund and Pioneer Large Cap Growth Fund (the "Pioneer Large Cap Fund"). Under this Agreement, as more fully described in the accompanying proxy statement and prospectus, your fund will transfer all of its assets to the Pioneer Large Cap Fund in exchange for Class A shares of Pioneer Large Cap Fund, a newly created fund with a substantially similar investment objective and policies as your fund:

	Number of Shares	% of Outstanding Shares	% of Shares Voted

Affirmative	486,935.612	60.767%	94.069%
Against	27,382.535	3.417%	5.290%
Abstain	3,317.000	0.414%	0.641%

TOTAL	517,635.147	64.598%	100.000%